                                                                 EXHIBIT 10.11.1
Crestar Bank
8245 Boone Boulevard
Vienna, VA 22182-3871

September 30, 1997

Mr. David V. Mastran
Chief Executive Officer
MAXIMUS, Inc.
1356 Beverly Rd.
McLean, VA 22l01

 Dear David:

         Crestar Bank (the Bank) is pleased to advise you that it has renewed the $10,000,000 revolving line of credit (the Line) for MAXIMUS, Inc., a Virginia corporation (the Borrower), subject to the terms, covenants and conditions set forth in this letter agreement (as amended from time to time, the Agreement). Certain capitalized terms used in this Agreement are defined on the attached Schedule of Definitions. This Agreement is a renewal and replacement of the Agreement dated June 29, 1995 and accepted by the Borrower on July 10, 1995, as amended.

         Amount. The aggregate principal amount of Advances under the Line outstanding at any time shall not exceed $10,000,000. Within this limit, the Borrower may borrow, repay and reborrow until March 31, 1999 (the Termination
Date). The Bank may in its sole discretion continue to make Advances after the Termination Date, but it shall have no obligation to do so. Advances made after the Termination Date on any one or more occasions shall not be deemed to be an extension of the Termination Date and shall not obligate the Bank to make Advances on any subsequent occasion.

         Cancellation. The Bank shall have the right to cancel the Line at any time upon written notice to the Borrower given at least 30 days prior to the effective date of such cancellation. Any Advances subsequent to the giving of such notice shall be made in the sole and absolute discretion of the Bank.

         Interest. Advances shall bear interest at a per annum rate equal to the Applicable Spread plus LIBOR. Accrued interest shall be payable monthly, in arrears, on the 1st day of each month, and on the Termination Date. Interest shall be calculated on the basis of a year of 360 days and for actual days elapsed.

         Use of Proceeds. The proceeds of Advances shall be used to pay current operating expenses, carry accounts receivable and for other short-term working capital needs of the Borrower.

         LC Subfacility. The Borrower may request that the Bank issue letters of credit for the account of the Borrower from time to time prior to the Termination Date, the aggregate principal face amounts of which shall not exceed $5,000,000 at any one time outstanding; provided, however, that no Letter of Credit will be issued by the Bank if, after such issuance, the aggregate principal amount of the outstanding Advances and the aggregate outstanding face amounts of the Letters of Credit would exceed $10,000,000. The purpose, form and substance of each letter of credit must be acceptable to the Bank. Unless otherwise approved by the Bank, no letter of credit shall have a term of more than one year and may be renewable annually thereafter, subject to the Bank's prior cancellation of such Letter of Credit, in its sole discretion, within 30 days prior to the anniversary date of the issuance of such Letter of Credit. At least three days prior to the issuance of a letter of credit, the Borrower shall execute and deliver an Application and Agreement for Irrevocable Standby Letter of Credit on the Bank s standard form. The Bank shall be reimbursed on demand by the Borrower for any draws paid by the Bank under a letter of credit, together with interest from the date of such demand at the Prime Rate. Subject to the terms of this Agreement, the Borrower may use the proceeds of an Advance to pay any Indebtedness arising out of a Letter of Credit. The Borrower shall pay a nonrefundable annual commission to the Bank for each letter of credit equal to the Applicable LC Commission multiplied by the face amount, payable quarterly in advance starting on the date of issuance and each quarterly thereafter for the number of days the letter of credit is to be outstanding (calculated on the basis of a year of 360 days) and an opening fee of $200.

         Payments. Advances shall be repaid on demand, or if demand is not sooner made, on the Termination Date. The Borrower agrees that the Bank may demand payment even if an Event of Default has not occurred. The Borrower agrees that it shall repay the Line immediately if the outstanding Line balance exceeds the Borrowing Base in an amount equal to the excess.

MAXIMUS, Inc.
September 30, 1997
Page 2



         Administrative Fee. The Borrower agrees to pay to the Bank an audit and administrative fee of $5,000 per annum. due at closing and on any renewal or extension of the Termination Date. If any such renewal or extension is not for a one year period, the fee will be pro rated accordingly.

         Conditions.  The following are conditions precedent to each Advance:

                 (a) Loan Documents. Receipt by the Bank of all Loan Documents, duly executed by all applicable parties;

                 (b) Organizational Documents. Receipt by the Bank of certified copies of resolutions and organizational documents of the Borrower, a certificate as to the incumbency and signatures of the authorized officers or representatives of the Borrower, and current good standing certificates issued by the appropriate public officials in the Borrower's state of formation and each jurisdiction in which it does business;

                 (c) Insurance. Receipt by the Bank of certificates or policies of insurance confirming that all insurance required by the Loan Documents has been obtained;

                 (d) Systems Report. If required by the Bank, completion by the Bank of a satisfactory examination report of the Borrower's systems (the Systems Report);

                 (e) Satisfactory Documents. All documents, certificates and opinions delivered under this Agreement must be in form and substance satisfactory to the Bank and its counsel; and

                 (f)      No Defaults. No Default shall be continuing.

         Representations and Warranties. In order to induce the Bank to extend credit to the Borrower, the Borrower represents and warrants as follows:

                 (a) Execution of Documents. The Borrower has the power and has taken all of the necessary actions to execute, deliver and perform the terms of the Loan Documents. When executed and delivered, the Loan Documents will be binding obligations of the Borrower, enforceable in accordance with their terms and will not violate any provisions of law or conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or under any other agreement to which the Borrower is a party.

                 (b) Financial Statements. All financial statements and information delivered to the Bank by the Borrower in connection with this Agreement are correct and complete and present fairly the financial condition, and reflect all known liabilities, contingent or otherwise, of the Borrower as of the dates of such statements and information, were prepared in accordance with GAAP in the case of the Borrower and, since such dates, no material adverse change in the assets, liabilities, financial condition, business or operations of the Borrower has occurred.

                 (c) No Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower that may, either in any case or in the aggregate, result in any material adverse change in the business, properties or assets or in the condition, financial or otherwise, of the Borrower, or that may result in any material liability on the part of the Borrower. This representation is exclusive of the suit brought by Network Six, Inc. against the Borrower as disclosed in the Borrower's 10-Q dated June 30, 1997.

                 (d) Debarment. No event has occurred and no condition exists that is likely to result in the debarment or suspension of the Borrower from any Government Contracts, and the Borrower has not, nor has any Affiliate, been subject to any such debarment or suspension.

                 (e) Compliance with Laws. The Borrower is in compliance in all material respects with all federal, state and local laws, regulations and ordinances.

MAXIMUS, Inc.
September 30, 1997
Page 3


                 (f) Debt. The Borrower is not in default with respect to any debt.

                 (g) Subsidiaries. The Borrower does not have any subsidiaries.

         Covenants. In consideration of credit extended or to be extended by the Bank, the Borrower covenants and agrees that, unless the Bank otherwise consents in writing:

                 (a) Financial Reporting Requirements. The Borrower shall deliver to the Bank (1) within 120 days after the close of each of its fiscal years, audited financial statements of the Borrower, prepared in accordance with GAAP, including a balance sheet, income statement, statements of stockholders' equity and of cash flows, prepared by an independent certified public accounting firm acceptable to the Bank and accompanied by an unqualified opinion of such firm; (2) within 45 days after the end of each quarter of each of its fiscal years, (i) Form 1 0-Q including unaudited financial statements of the Borrower, a balance sheet and income statement, prepared in accordance with GAAP, (ii) a Covenant Compliance Certificate of the Borrower's chief financial of finer, and (iii) status and backlog reports relating to the Borrower's contracts; (3) promptly upon receipt, copies of any reports submitted to the Borrower by its independent certified public accountants in connection with examinations of the Borrower's financial statements; and (4) such other information concerning the financial condition of the Borrower as the Bank from time to time may reasonably request. All financial statements and reports shall be in form and detail acceptable to the Bank and shall be certified to be accurate by a duly authorized of finer of the Borrower.

                 (b) Notices. The Borrower shall furnish to the Bank prompt written notice of (1) the occurrence of each Default or an Event of Default, (2) the institution of any material litigation concerning the Borrower, and (3) any final decision of a contracting of finer disallowing costs aggregating more than $250,000 with respect to a Government Contract.

                 (c) Systems Examinations. The Bank shall have the right to perform systems examinations from time to time in accordance with its standard procedures.

                 (d) Compliance with Laws. The Borrower shall comply with all applicable laws and regulations and shall pay all taxes, assessments or government charges lawfully levied or imposed on or against it or any of its properties. The Borrower shall not take any action that would result in the debarment or suspension of the Borrower from contracting with the Government.

                 (e) Liens. The Borrower shall not permit any Lien to attach to any of its assets other than Permitted Liens.

                 (f) Guaranties. The Borrower shall not guarantee, endorse, become contingently liable upon or assume the obligations of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

                 (g) Debt. The Borrower-shall not permit to exist any debt other than Permitted Debt.


                 (h) Dividends and Distributions. The Borrower shall notify the Bank in writing 60 days prior to (1) the declaration or payment of any dividends or distributions to its equity owners or (2) the issuance, redemption, repurchase or retirement of any of its equity interests.

                 (i) Loans and Investments. The Borrower shall not make or permit to exist any loans to, or debt or equity investments in, acquire all or substantially all of the assets of, or merge or consolidate with any Person, other than accounts receivable that arise in the ordinary course of business. The Borrower shall not acquire or form any subsidiary, enter into any joint venture agreement, or become a partner in any partnership; provided that with the consent of the Bank, the Borrower may enter into joint venture or teaming agreements with other Persons to perform contracts. This not withstanding, the Borrower may make investments in or acquire the assets of any Person in a complimentary line of business to the Borrower as long as the total consideration for such investments or acquisitions, in the aggregate, is less than $20,000,000 during the term of this facility.

MAXIMUS, Inc.
September 30, 1997
Page 4



                 (j) Financial Covenants. The Borrower shall maintain at all times (1) an excess of current assets to current liabilities of not less than 1.5 to 1, (2) Tangible Net Worth of not less than $60,000,000, and (3) a ratio of total liabilities to Tangible Net Worth of not more than 1.5 to 1.

         Default. Upon the occurrence of an Event of Default, any obligation of the Bank to make Advances shall terminate and the Bank, at its option, by written notice to the Borrower. may declare all Indebtedness to the Bank to be immediately due and payable.

         Accounting Terms. Each accounting term used in this Agreement, not otherwise defined, will have the meaning given to it under GAAP as in effect on the date of this Agreement, applied on a consistent basis.

         Notices. All notices, requests, demands or other communications provided for this Agreement or any other Loan Document shall be in writing and shall be delivered by hand, sent prepaid by a recognized overnight delivery service or sent by the United States mail, certified, postage prepaid, return receipt requested, to the Bank or to the Borrower at their addresses set forth in this Agreement.

         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Bank and the Borrower, and their respective successors and assigns, provided that the Borrower may not assign or transfer its rights under this Agreement.

         Sole Agreement. This Agreement and the other Loan Documents represent the entire agreement between the Bank and the Borrower, and supersede all prior commitments and may be modified only by an agreement in writing. The other Loan Documents shall contain such terms as the Bank customarily requires for financings of the type described in this Agreement.

         Survival of Agreement. All terms contained in this Agreement shall survive the delivery of this Agreement and the other Loan Documents and the making of the Advances and shall remain in full force and effect until the Indebtedness is fully discharged.

         Governing Law. This Agreement w ill be governed by the laws of the Commonwealth of Virginia, without reference to conflict of laws principles.

         Expenses. Whether or not any Advances are made under this Agreement, the Borrower shall pay all out-of-pocket expenses (including reasonable attorneys' fees) incurred by the Bank in connection with the preparation of this Agreement and the other Loan Documents and the transactions contemplated by this Agreement.

         Counterparts. This Agreement may be executed in counterparts, and all such counterparts together shall constitute one and the same Agreement.

         The Borrower may accept this Agreement by signing below and returning an executed copy to the Bank prior to November 21, 1997. Upon receipt by the Bank of such executed copy prior to such date, this Agreement will become a binding agreement between the Bank and the Borrower.

Sincerely yours,

CRESTAR BANK


By: /s/ John M. Cannon
    ------------------------------
         John M. Cannon, VP




                     SIGNATURES CONTINUE ON FOLLOWING PAGE

MAXIMUS, Inc.
September 30, 1997
Page 5




ACCEPTED:   September 30, 1997

BORROWER



MAXIMUS, Inc.

By:      /s/ David V. Mastran
   -----------------------------------------------
         David V. Mastran, Chief Executive Officer


By:      /s/ Raymond B. Ruddy
   -----------------------------------------------
         Raymond B. Ruddy, Chairman of the Board

                            SCHEDULE OF DEFINITIONS


         The following terms shall have the meanings set forth below when such terms are used in the Loan Documents:

         "Advance" means any advance of funds under the Line.

         "Affiliate" means any Person in which the Borrower has an ownership interest, whether direct or indirect, and any joint venture to which the Borrower is a party.

         "Applicable LC Commission" means as of the date of the Agreement, 0.8%. Based on the Leverage Ratio in effect on the last day of each fiscal quarter of the Borrower, beginning on September 30, 1997, the Applicable LC Commission shall be adjusted to the percentage corresponding to the applicable Leverage Ratio:

         Leverage Ratio                                     Applicable LC Commission
         --------------                                     ------------------------
         Less than 0.8 to 1                                                  0.8%
          Greater than or equal to 0:8 to 1 and less
         than or equal to 1.25 to 1                                 1.0%
         Greater than 1.25 to 1                                     1.25%


         The Applicable LC Commission shall be adjusted as of the first day of the calendar month following receipt by the Bank of the Borrower's quarterly financial statements. If such statements are not received within the required time limits, the Applicable Spread shall be equal to the highest percentage until the next adjustment date at the option of the Bank.

         "Applicable Spread" means as of the date of the Agreement, 0.65%. Based on the Leverage Ratio in effect on the last day of each fiscal quarter of the Borrower, beginning on September 30, 1997, the Applicable Spread shall be adjusted to the percentage corresponding to the applicable Leverage Ratio:

         Leverage Ratio                                     Applicable Spread
         --------------                                     -----------------
         Less than 0.8 to 1                                                  0.65%
         Greater than or equal to 0:8 to 1 and less
          than or equal to 1.25 to 1                                0.95%
          Greater than 1.25 to 1                                    1.25%


         The Applicable Spread shall be adjusted as of the first day of the calendar month following receipt by the Bank of the Borrower's quarterly financial statements. If such statements are not received within the required time limits, the Applicable Spread shall be equal to the highest percentage until the next adjustment date at the option of the Bank.

         "Customer" means any Person obligated on an account receivable of the Borrower.

         "Default" means any Event of Default or any event that with the giving of notice, or lapse of time, or both, would constitute an Event of Default.

         "Event of Default" means the occurrence of a default or event of default under any Loan Document after the expiration of all applicable grace periods.

         "GAAP" means generally accepted accounting principles consistently applied.

         "Government" means the United States of America and any of its departments and agencies.

         "Government Contract" means any contract with the Government under which the Borrower is the prime contractor or a subcontractor.

         "Indebtedness" means all indebtedness, liabilities and obligations of the Borrower to the Bank, whether now existing or arising in the future, direct or indirect, fixed or contingent, whether related or unrelated to the Line, and whether of a similar or different class, including, without limitation, overdrafts, guaranties and obligations to reimburse the Bank for amounts paid by it under letters of credit issued by the Bank for the account of the Borrower.

         "Leverage Ratio" means at any time, the ratio of total liabilities of the Borrower, as determined in accordance with GAAP, to Tangible Net Worth.

         "LIBOR" means the rate at which United States Dollar deposits with maturities of one month are offered to leading banks in the London interbank market.

         "Lien" means any mortgage, deed of trust, assignment, pledge, lien, security interest, charge or encumbrance of any kind or nature, including the interest of the lessor under a capitalized lease.

         "Loan Documents" means the Agreement, the Note and any other document that evidences, secures, governs or otherwise relates to any of the Indebtedness, including, without limitation, any letter of credit application and agreement, subordination agreement, negative pledge agreement, deed of trust, mortgage, security agreement, pledge agreement or assignment.

         "Note" means a promissory note, on the Bank's standard form, in the principal amount of the Line, made by the Borrower and evidencing the obligation of the Borrower to repay the Advances, together with accrued interest, and any amendments to or replacements of such promissory note.

         "Permitted Debt" means (a) the Indebtedness, (b) purchase money financing and capitalized lease obligations for fixed assets not exceeding $250,000 in the aggregate outstanding at any time, (c) Subordinated Debt, and
(d) ordinary and customary trade accounts payable.

         "Permitted Liens" means (a) Liens securing the Indebtedness, and (b) Liens securing any purchase money financing or capitalized lease obligations described in the definition of Permitted Debt.

         "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, governmental subdivision or agency or any other entity of any nature.

         "Prime Rate" means the rate established by the Bank from time to time and recorded in its Credit Administration Division as a reference for fixing the lending rate on certain commercial loans. The Prime Rate is not necessarily the lowest or most favorable interest rate charged by the Bank.

         "Security Agreement" means a security agreement from the Borrower on the Bank's standard form, creating a first priority security interest in any Collateral.

         "Subordinated Debt" means debt of the Borrower subordinated to the Indebtedness or terms acceptable to the Bank.

         "Tangible Net Worth" means, at any time, amounts that would be included under stockholders' equity on the balance sheet of the Borrower in accordance with GAAP consistently applied, provided that, in any event, such amounts are to be net of amounts carried on the books of the Borrower for (1) any write-up in the book value of any assets of the Borrower resulting from a revaluation subsequent to the date of this Agreement, (2) treasury stock, (3) unamortized debt discount expense, (4) any cost of investments in excess of net assets acquired at any time of acquisition by the Borrower, (5) loans, advances or other amounts owed to the Borrower by any Affiliate or investments in any Affiliate, (6) unmarketable securities, and (7) patents, patent applications, copyrights, trademarks, trade names, goodwill, research and development costs, organizational expenses, capitalized software costs and other like intangibles.